FOR IMMEDIATE RELEASE

Contact:   Phillip G. Creek
                      Senior Vice President, Chief Financial Officer
                      M/I Homes, Inc.
                      (614) 418-8011

M/I Homes Reports
Record Homes Delivered and Backlog

Columbus, Ohio (July 8, 2004) - M/I Homes, Inc. (NYSE:MHO) announced New Contracts, Homes Delivered and Backlog for the three and six-month periods ended June 30, 2004.

Homes delivered in 2004’s second quarter were 1,097 compared to 2003’s second quarter of 961. These 1,097 deliveries represent a record second quarter. For the six months ended June 30, 2004, homes delivered were 1,968, up 12% from 2003’s 1,761.

The backlog of homes at June 30, 2004 was 3,130 units with a sales value of $887 million. Both units and sales value represent the highest reported amounts in the Company’s 28-year history. The backlog of homes at June 30, 2003 was 3,044 units with a sales value of $760 million. The average sales price of homes in backlog at June 30, 2004 rose to $283,000, a 13% increase over 2003’s average sales price of $250,000. M/I had 135 active subdivisions at June 30, 2004 compared to 142 at June 30, 2003.

New contracts for 2004’s second quarter were 1,128, a 16% decrease from 2003’s record second quarter of 1,343. For the first six months, 2004’s new contracts were 2,440, a 2% decrease from 2003. For the months of April, May and June in 2004 (compared to the prior year) – new contracts were down 14%, 27% and 6%, respectively. For the quarter, traffic decreased by 21% and the cancellation rate was 22%.

Robert H. Schottenstein, Chief Executive Officer and President, commented, “We are very pleased to report record deliveries and record backlog. While our 16% decrease in second quarter new contracts was disappointing, there were a number of contributing factors. First, market conditions in our three Midwest markets (Columbus, Cincinnati and Indianapolis) have weakened – particularly as they relate to our entry level business. A combination of higher mortgage rates, lower traffic levels and increased cancellations in these markets resulted in a 17% decline in contracts for the first six months of 2004. In addition, regulatory delays in opening a number of new communities in our Midwest markets also contributed to the decline in new contracts. The impact of our inability to open certain new communities was further exacerbated by our strong first quarter new contracts. At the same time, we are very pleased with the strength of our business in our Florida, North Carolina and Washington, D.C. markets. Each of these markets had a very strong quarter with significant double digit growth in new contracts for the quarter and first six months.”

The Company expects to report second quarter financial results on July 29. You are invited to listen to the conference call over the Internet at 4:00 p.m. EDT. To hear the call, log on to the M/I Homes website at www.mihomes.com, click on “Investor Relations” and select “Listen to the Conference Call.” The call, along with non-GAAP financial measures, will be available through July 29, 2005.

M/I Homes, Inc. is one of the nation’s leading builders of single-family homes, having sold nearly 60,000 homes. The Company’s homes are marketed and sold under the trade names M/I Homes and Showcase Homes. The Company has homebuilding operations in Columbus and Cincinnati, Ohio; Indianapolis, Indiana; Tampa, Orlando and West Palm Beach, Florida; Charlotte and Raleigh, North Carolina; and the Virginia and Maryland suburbs of Washington, D.C.

Certain statements in this Press Release are forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements involve known and unknown risks, uncertainties and other factors that may cause actual results to differ materially. Such risks, uncertainties and other factors include, but are not limited to, changes in general economic conditions, fluctuations in interest rates, availability and cost of land in desirable areas, increases in raw materials and labor costs, levels of competition and other factors discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2003.

M/I HOMES, INC.
Homebuilding Operational Data

NEW CONTRACTS

	Three months ended			Six months ended
	June 30,			June 30,

			%			%
	2004	2003	Change	2004	2003	Change

Ohio &
Indiana	561	931	(40)	1,431	1,720	(17)

Florida	364	273	33	669	521	28

NC, VA
& MD	203	139	46	340	243	40

	1,128	1,343	(16)	2,440	2,484	(2)

HOMES DELIVERED

	Three months ended			Six months ended
	June 30,			June 30,

			%			%
	2004	2003	Change	2004	2003	Change

Ohio &
Indiana	685	612	12	1,262	1,099	15

Florida	278	237	17	501	451	11

NC, VA
& MD	134	112	20	205	211	(3)

	1,097	961	14	1,968	1,761	12

BACKLOG

	June 30, 2004			June 30, 2003

		Dollars	Average		Dollars	Average
	Units	(millions)	Sales Price	Units	(millions)	Sales Price

Ohio &
Indiana	1,807	$481	$266,000	2,144	$503	$235,000

Florida	946	$252	$266,000	611	$150	$245,000

NC, VA
& MD	377	$154	$409,000	289	$107	$370,000

	3,130	$887	$283,000	3,044	$760	$250,000